EXHIBIT 99.1

PRESS RELEASE

KVH Industries Contact:               Pat Spratt, Chief Financial Officer
                                      401-847-3327

Investor Relations Contact:           Kellie Nugent, Financial Dynamics
                                      212-850-5600


KVH PROVIDES SECOND QUARTER UPDATE

o    Revenue to be Approximately $14.2 Million to $14.5 Million

o Lower Manufacturing Costs Lead to Substantial Reduction in TracVision A5 Suggested Retail Price and Charge for Inventory Revaluation

o Expected Loss of Approximately ($0.34) to ($0.37) Per Share, Including Roughly $2.5 Million for TracVision A5 Inventory Revaluation


MIDDLETOWN, RI - July 6, 2004 - KVH Industries (Nasdaq: KVHI) today provided an update on the progress of its business during the second quarter of 2004.

"Preliminary financial results indicate that our overall second quarter revenues will be between $14.2 million and $14.5 million, well below our original expectations for the quarter. This was primarily due to lower than expected sales for our military navigation products and land mobile satellite systems," remarked Pat Spratt, KVH's chief financial officer. "On the other hand, the continued success of our aggressive manufacturing cost reduction efforts for the TracVision A5 is enabling us to now offer this product with a suggested retail price of $2,295, reduced from $3,495. By offering the TracVision A5 at a lower price point, we hope to substantially broaden the market for this product while maintaining reasonable margins. Our existing inventory and vendor purchase commitments have been revalued to reflect the new sales price and reduced go-forward production costs. As a result of the combination of revenues that were below expectation and the approximately $2.5 million inventory valuation reserves, we anticipate recording a net loss of ($0.34) to ($0.37) per share or $4.9 million to $5.3 million for the quarter."


The reduction in the MSRP of the TracVision A5 was the result of a successful six-month effort that resulted in a significant sustainable cost reduction in materials that exceeded the company's internal design goals. The Company intends that dealers at the retail level will implement the new suggested retail price immediately.


"Although we are very disappointed with our results this quarter, we do not see any fundamental weakness in the business or in the demand for our products going forward," said Martin Kits van Heyningen, KVH's president and chief executive officer. "We experienced an unusual confluence of factors during the second quarter that resulted in revenues that were much lower than expected in most of our key markets. These included an unusual timing of reorders from our major RV customers, potential key military programs where purchasing decisions have been delayed, and booked fiber optic product orders that were rescheduled for the third quarter rather than in the second."


"For the second half of the year we expect total revenues will rebound compared to the second quarter and show solid sequential growth for both the third and fourth quarters," he continued. "Having little visibility for near-term military navigation sales, we believe it is prudent to assume no rebound in military navigation systems revenues beyond the level of business that we experienced in the first half of the year, although we do expect to see significant new bookings that should rebuild our backlog for 2005 and beyond. In the third quarter we expect improvement in total operating margin, but we anticipate results will reflect a modest loss for the quarter. We expect to return to modest profitability in the fourth quarter. These expectations include the incremental $1 million advertising campaign previously announced, and we assume sequential growth and acceleration of TracVision A5 sales as a result of our new pricing."


Discussing the status of the TracVision A5, Mr. Kits van Heyningen said, "We believe that the reduction in the TracVision A5's MSRP, together with our new national advertising campaign and our recently announced agreement with DIRECTV, allows us to aggressively position the TracVision A5 in the marketplace. By establishing a consumer price of approximately $2,000, we are hopeful that we will see a significant increase in demand. People are extremely pleased with the performance of our products and now we've made TracVision A5 more affordable and attractive to the rapidly expanding market of consumers with in-vehicle video systems."


KVH's second quarter closed on June 30, 2004, and all statements in this release reflect only a preliminary analysis of the company's quarterly financial results. The company expects to release its actual results for the second quarter of 2004 on July 22, 2004.


KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.


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This press release may contain certain  forward-looking  statements that involve risks and  uncertainties.  For example,  any statements  regarding the company's
financial  and  product   development   goals  for  2004;   the   functionality,
characteristics, quality and performance of KVH's products and technology; anticipated innovation and product development; and customer preferences, requirements and expectations are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: failure to successfully develop and market products; lack of reliable vendors,
service  providers,   and  outside  products;   uneven  military  sales  cycles;
unforeseen changes in competing technologies and products; worldwide economic variances; and poor or delayed research and development results. Additional factors are discussed in the company's most recent Form 10-Q filed with the SEC. Copies are available through the company's Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.